Exhibit 4.2

PRIVILEGED AND CONFIDENTIAL

EXECUTION VERSION

8 August 2018

KADI GROUP HOLDING LIMITED

and

JOSÉ NEVES

and

TGF PARTICIPATIONS LIMITED

DEED OF AMENDMENT

related to

COMMITMENT AGREEMENT

99 Bishopsgate

London EC2M 3XF

United Kingdom

Tel: +44.20.7710.1000

www.lw.com

TABLE OF CONTENTS

Clause		Page

1.	DEFINITIONS AND INTERPRETATION	1

2.	AMENDMENTS	1

3.	COUNTERPARTS	1

4.	GOVERNING LAW AND JURISDICTION	1

THIS DEED OF AMENDMENT is made on 8 August 2018

BETWEEN

(1)	KADI GROUP HOLDING LIMITED having its registered office at Geneva Place, Waterfront Drive, P.O. Box 3469, Road Town, Tortola, British Virgin Islands and a company number of 1942039 (“JD”);

(2)	JOSÉ NEVES of ########################################## (the “Founder Shareholder”); and

(3)

TGF PARTICIPATIONS LIMITED having its registered office at Grosvenor House, 66-67 Athol Street, Douglas, Isle of Man IM1 1JE and a company number of 0077463V (the “Trustee Shareholder” and together with the Founder Shareholder, the “Shareholders”).

WHEREAS

(A)	The parties hereto entered into a commitment agreement on 21 June 2017 relating to the Company (the “Agreement”).

(B)	The parties wish to amend the Agreement on the basis set out in this deed of amendment, in accordance with clause 7.3 therein.

(C)	This deed of amendment is supplemental to and should be read in conjunction with, and construed as one document with, the Agreement.

IT IS AGREED THAT

1.	DEFINITIONS AND INTERPRETATION

Terms used in this deed of amendment shall, unless otherwise defined herein or the context otherwise requires, bear the meaning ascribed to them in the Agreement.

2.	AMENDMENTS

2.1

Each of the parties to this deed of amendment hereby agrees that with effect from the date hereof the Agreement shall be amended in accordance with the changes shown in the revised conformed copy thereof attached at Schedule 1.

2.2

Each of the parties to this deed of amendment hereby acknowledges that, in accordance with clause 7.3 of the Agreement, any variation or amendment of the Agreement shall be valid, effective and binding upon all parties if it is in writing and duly signed by or on behalf of the parties.

3.	COUNTERPARTS

This deed of amendment may be executed in any number of counterparts. Each counterpart shall constitute an original of this deed of amendment but all the counterparts together shall constitute but one and the same instrument.

4.	GOVERNING LAW AND JURISDICTION

4.1	This deed of amendment and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.

1

4.2

The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

4.3

For the purposes of this Clause, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this amendment agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this amendment agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this amendment agreement.

2

SCHEDULE 1

AMENDED AND RESTATED AGREEMENT

8 August 2018

KADI GROUP HOLDING LIMITED

and

JOSÉ NEVES

and

TGF PARTICIPATIONS LIMITED

AMENDED AND RESTATED

COMMITMENT AGREEMENT

99 Bishopsgate

London EC2M 3XF

United Kingdom

Tel: +44.20.7710.1000

www.lw.com

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1

2.	VOTING AGREEMENT	4

3.	LOCK UP	4

4.	CONFIDENTIALITY	5

5.	TERMINATION	5

6.	ENTIRE AGREEMENT AND REMEDIES	5

7.	WAIVER AND VARIATION	6

8.	INVALIDITY	6

9.	ASSIGNMENT	6

10.	NOTICES	6

11.	COSTS	8

12.	RIGHTS OF THIRD PARTIES	8

13.	COUNTERPARTS	8

14.	GOVERNING LAW AND JURISDICTION	8

THIS AGREEMENT (amending and restating the Commitment Agreement made on 21 June 2017) is made as a deed on 8 August 2018 and is made between:

(1)	KADI GROUP HOLDING LIMITED having its registered office at Geneva Place, Waterfront Drive, P.O. Box 3469, Road Town, Tortola, British Virgin Islands and a company number of 1942039 (“JD”);

(2)	JOSÉ NEVES of flat ########################################## (the “Founder Shareholder”); and

(3)

TGF PARTICIPATIONS LIMITED having its registered office at Grosvenor House, 66-67 Athol Street, Douglas, Isle of Man IM1 1JE and a company number of 0077463V (the “Trustee Shareholder” and together with the Founder Shareholder, the “Shareholders”),

(each a “Party” and together the “Parties”).

WHEREAS

(A)	As of the date of this Agreement, the Trustee Shareholder is the owner of an aggregate of 8,571,616 ordinary shares of the share capital of Farfetch.com Limited (“Farfetch”).

(B)

On 21 June 2017, JD and the Shareholders, among others, entered into a subscription and shareholders’ agreement governing the manner in which JD and the Shareholders will act in relation to the Company (the “Subscription and Shareholders’ Agreement”).

(C)	The Shareholders have agreed to enter into this Agreement in order to provide certain commitments to JD.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires:

“Affiliate” means, with respect to any person, any other person that directly or indirectly controls or is controlled by the subject person or together with the subject person is jointly controlled by any third party. “control” (including, its correlative meanings “controlled by”) means a person directly or indirectly owns at least 50% of the equity interests or voting rights of such subject person, or directly or indirectly has an actual discretion or controlling power over the operation of such subject person by entry into contractual arrangements or by other means. With respect to any person, its “Affiliates” includes the Subsidiaries, whether directly or indirectly owned, that are controlled by it (including the PRC domestic affiliate companies controlled by such person through a variable interest entity structure);

“Business Day” means a day (other than a Saturday or Sunday) on which English clearing banks are open for the transaction of normal banking business in the City of London;

“Company” Farfetch or a New Holding Company;

“Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement;

“Encumber” has the meaning given in the Subscription and Shareholders’ Agreement;

“Existing Shareholding” means 8,201,006 series G preferred shares in the capital of Farfetch held by JD as at the date hereof;

“Family Trust” has the meaning given in the Articles of Association of the Company;

“Forward Purchase Agreement” means the forward purchase agreement between JD and the Company in respect of the Company (as amended from time to time);

“Governmental Entity” means (i) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (ii) any public international organization, (iii) any agency, division, bureau, department, or other political subdivision of any government, entity, or organisation described in the foregoing Clauses (i) or (ii) of this definition, (iv) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any government, entity, organisation, or other person described in the foregoing Clauses (i), (ii), or (iii) of this definition, or (v) any political party;

“Gross Proceeds” means the aggregate of the amounts raised by the Company or any shareholder, from the sale of shares in the Company to the public pursuant to the IPO, including cornerstone investments, prior to paying any IPO related expenses including, without limitation, underwriters’ discounts and fees, legal expenses, auditors’ fees and similar third party expenses;

“Group” means the Company and its Subsidiaries and Subsidiary undertakings;

“Investment” means the acquisition by JD of the Existing Shareholding which represents approximately fifteen percent. (15%) of the fully diluted share capital of the Company on 21 June 2017;

“IPO” means the admission of all or any class of shares of the Company or securities representing those shares (including without limitation American depositary receipts, American depositary shares and/or other instruments) to or the grant of permission by any like authority for the same to be admitted to or traded or quoted on the NYSE, NASDAQ or on the Official List of the United Kingdom Listing Authority or on the AIM Market operated by the London Stock Exchange Plc or any other recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000);

“Laws” means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time;

“Lead Investors” has the meaning given in the Subscription and Shareholders’ Agreement;

“Lock-up Period” means the period commencing on the date of the Qualified IPO and ending on the second anniversary thereafter;

“Lock-up Shares” has the meaning given in Clause 3.1;

“New Holding Company” means any person or company that is the registrant in connection with the IPO;

“Qualified IPO” means an IPO which either: (a) achieves a price per share in the Company of no less than the sum of (i) US$48.40 (appropriately and proportionally adjusted to reflect any share split, reverse share split, combination of shares, reclassification, recapitalisation or other similar event affecting the number of outstanding shares) plus (ii) interest at 10% per annum on such amount accruing on a daily basis and compounding annually (on the assumption of a 365 day per year basis) from the date of the Investment until the IPO; and (b) results in Gross Proceeds of at least US$350,000,000 excluding any subscription amounts invested by JD in the Company pursuant to the IPO and this Agreement; or (c) is agreed to be a “Qualified IPO” by the Company and JD in writing;

“Subsidiary” with respect to any person, means any other person, whether or not existing on the date hereof, in which the specified person directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest or voting power of or in such other person or otherwise controls such other person, whether through contract or otherwise (including, for the avoidance of doubt, any variable interest entities that are consolidated into the financial statements of such person); and

“Working Hours” means 9:30 am to 5:30 pm on a Business Day.

1.2	In this Agreement, unless the context otherwise requires:

(a)	references to clauses and sub-clauses are references to Clauses and Sub-Clauses of this Agreement;

(b)	references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(c)	references to a “Party” includes its successors in title, personal representatives and permitted assigns;

(d)

references to a “person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(e)	references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(f)	references to times of the day are to London time unless otherwise stated;

(g)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(h)

references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(i)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(j)

general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.

1.3	The headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

1.4	References to this Agreement include this Agreement as amended or varied in accordance with its terms.

2.	VOTING AGREEMENT

2.1	In the event that:

(a)	an IPO takes place; and

(b)	Qiangdong (Richard) Liu is a director of the Company immediately prior to such IPO; and

(c)	JD (and/or its Affiliates) holds no less than ten percent. (10%) of the fully diluted share capital of the Company immediately prior to such IPO,

the Shareholders agree to exercise all voting rights held by them and attaching to the shares in the Company (to the extent possible by the exercise of such voting rights and otherwise as restricted by Law) so as to vote in favour of any shareholder resolution circulated after the IPO proposing to appoint Qiangdong (Richard) Liu as a director of the Company. In addition, the Founder Shareholder shall use all reasonable endeavours to seek commitment from the other Lead Investors to support Qiangdong (Richard) Liu remaining as a director of the Company after the IPO.

3.	LOCK UP

3.1

In the event that a Qualified IPO takes place, and JD continues to hold all of the shares in the capital of the Company held by it prior to the time of the Qualified IPO, the Shareholders shall (in aggregate):

(a)

subject to the foregoing, retain all of the shares in the Company held by him / it immediately prior to the time of the Qualified IPO (the “Lock-up Shares”) for the duration of the Lock-up Period, provided that up to the lower of: (i) three percent. (3%) of the share capital of the Company immediately prior to the time of the Qualified IPO; or (ii) twenty percent. (20%) of the shares in the Company held by him / it immediately prior to the time of the Qualified IPO, shall not constitute “Lock-up Shares” and therefore will not be subject to any such restrictions during the Lock-up Period;

(b)

not, during the Lock-up Period, transfer, Encumber, mortgage, charge or otherwise dispose of the whole or any part of its interest in, or grant any option or other rights over, any Lock-up Shares (other than those shares not subject to such restrictions pursuant to (a)(i) or (ii) above) to any person or publicly disclose an intention to do any of the foregoing or make any demand for, or exercise any right with respect to, the registration of the Lock-up Shares, other than transfers of the Lock-up Shares: (A) to any Family Trust for the purpose of bona fide estate planning, (B) in connection with the cashless exercise of stock options solely in the case of termination of employment or board service following death, disability or other than for cause, (C) in connection with a tender offer, merger, consolidation or other similar transaction or offer involving a change of control of the Company made to all holders of shares in the capital of the Company or (D) with the prior consent of JD; and

(c)

have regard to the recommendation of the Company’s underwriters or brokers on the Qualified IPO or any subsequent registered securities offering in determining their respective sale of shares in connection with the Qualified IPO or subsequent registered securities offering and shall make such determination with a view to ensuring the success of the Qualified IPO or subsequent securities offering.

3.2	In the event that:

(a)

JD is in breach (which is not remedied within 30 days of written notification of such breach by the Shareholders to JD) of Clause 3.4 of the Forward Purchase Agreement, the provisions of Clause 3.1 of this Agreement shall terminate and immediately cease and determine and no longer be binding on the Shareholders; or

(b)

the provisions of Clause 3.4 of the Forward Purchase Agreement terminate and are no longer binding on JD, the provisions of Clause 3.1 of this Agreement shall terminate and immediately cease and determine and no longer be binding on the Shareholders, in both instances other than any breach which itself has occurred due to a breach occurring under or pursuant to Clause 3.5.2 of the Forward Purchase Agreement.

4.	CONFIDENTIALITY

Neither the Company nor the Shareholders shall make any public statement in relation to this Agreement or disclose any information contained in it or the transactions contemplated hereby save for:

(a)	any public statement or disclosure made by the Company in connection with the IPO;

(b)

any public statement or disclosure made by the Company or the Shareholders required by Law. If the Company or the Shareholders (as the case may be) reasonably believes that this Sub-Clause (b) applies, it shall, as far as it is practicable and lawful to do so, first consult with the other Party to give them an opportunity to contest the public statement or disclosure and then take into account the Company or the Shareholders’ (as the case may be) reasonable requirements about the proposed form, timing, nature and extent of the public statement or disclosure; and

(c)	any public statement or disclosure made with the written consent of the other Party.

5.	TERMINATION

5.1	This Agreement may be terminated by the mutual written consent of the Shareholders and JD.

5.2

In the event of termination of this Agreement as provided in Clause 5.1, this Agreement shall forthwith become void and of no further force or effect (except for Clauses 4 and 5.2, which shall survive such termination) and there shall be no liability on the part of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) except that nothing herein shall relieve any Party from liability for any breach of this Agreement at or prior to termination.

6.	ENTIRE AGREEMENT AND REMEDIES

6.1

This Agreement and any documents expressed to be entered into in connection with them, sets out the entire agreement between the Parties relating to the subject matter of this Agreement and, save to the extent expressly set out in this Agreement, supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto. This Clause 6 shall not exclude any liability for or remedy in respect of fraudulent misrepresentation.

6.2	The rights, powers, privileges and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers, privileges or remedies provided by Law.

7.	WAIVER AND VARIATION

7.1

A failure or delay by a Party to exercise any right or remedy provided under this Agreement or Law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by Law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.

7.2

A waiver of any right or remedy under this Agreement shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default. A Party that waives a right or remedy provided under this Agreement or by Law in relation to another Party does not affect its rights in relation to any other Party.

7.3

Unless otherwise specified in this Agreement, any variation or amendment of this Agreement or any of the documents referred to in it shall be valid, effective and binding upon all Parties if it is in writing and duly signed by or on behalf of the Parties.

7.4

Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights or obligations under or pursuant to this Agreement which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are varied or amended.

8.	INVALIDITY

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable     under the laws of any jurisdiction, this shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability under the laws of any other jurisdiction of that or any other provision of this Agreement,

the Parties shall negotiate in good faith to replace such provision with a legal, valid and enforceable provision which, as far as possible, has the same commercial effect as the provision which it replaces.

9.	ASSIGNMENT

No Party shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it.

10.	NOTICES

10.1

Any notice or other communication given under this Agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Clause 10.2 and served:

(a)	by leaving it at the relevant address in which case it shall be deemed to have been given upon delivery to that address;

(b)	by air courier, in which case it shall be deemed to have been given two Business Days after its delivery to a representative of the courier unless evidence of receipt is received earlier; or

(c)

by e-mail, in which case it shall be deemed to have been given two hours following despatch unless evidence of receipt is received earlier (other than by an automated reply generated in response to such email), provided that in the case of Sub-Clause (c) any notice despatched other than between the Working Hours shall be deemed given at the start of the next period of Working Hours.

10.2	Notices under this Agreement shall be sent for the attention of the person and to the address, or e-mail address, subject to Clause 10.3, as follows:

To JD by notice to:

Attn: Legal Department (Mergers and Acquisitions Team)

Address: 21/F, Building A, No.18 Kechuang 11th Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing 101111, PRC

Email: ##################

With a copy to (such copy not constituting notice):

Attn: Jie Jeffrey Sun

Address: ###############################################

Email: ######################

To the Founder Shareholder by notice to:

Attn: James Maynard

Address: Farfetch, The Bower, 4th Floor, 211 Old Street, London

Email: ##########################

With a copy to:

Attn: Josh Kiernan and Robbie McLaren, c/o Latham & Watkins (London) LLP

Address: 99 Bishopsgate, London EC2M 3XF, United Kingdom

Email: ###################; #####################

To the Trustee Shareholder by notice to:

Address: TGF Participations Limited, Grosvenor House, 66-67 Athol Street, Douglas, Isle of Man IM1 1JE

Email: #################################

With a copy to:

Attn: Josh Kiernan and Robbie McLaren, c/o Latham & Watkins (London) LLP

Address: 99 Bishopsgate, London EC2M 3XF, United Kingdom

Email: ###################; #####################

10.3

Any Party to this Agreement may notify the other Party of any change to its address or other details specified in Clause 10.2 provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.

11.	COSTS

Each Party shall bear its or his own costs and expenses in relation to the preparation, negotiation and completion of this Agreement and any documents referred to herein, and the implementation of such documents.

12.	RIGHTS OF THIRD PARTIES

A person who is not a Party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

13.	COUNTERPARTS

This Agreement may be executed in any number of counterparts. Each counterpart shall constitute an original of this Agreement but all the counterparts together shall constitute but one and the same instrument.

14.	GOVERNING LAW AND JURISDICTION

14.1	This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.

14.2

The Parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

This DEED OF AMENDMENT has been executed and is delivered and takes effect on the date stated at the beginning of it.

Executed and delivered as a Deed
By KADI GROUP HOLDING LIMITED	/s/ Nani Wang
acting by Nani Wang, a director

in the presence of the following witness:
Witness signature: /s/ Jeuxi Liu
Name: Jeuxi Liu
Address: ###, ######## #, ##. ## ####### ## #####, ###, ####
Occupation: Senior Legal Director

Executed and delivered as a Deed
by JOSÉ NEVES	/s/ José Neves

in the presence of the following witness:
Witness signature: /s/ Mariam Usmani
Name: Mariam Usmani
Address: The Bower, 211 Old Street, London EC1V9NR
Occupation: Executive Assistant

Executed and delivered as a Deed
By TGF PARTICIPANTS LIMITED	/s/ Wihio Dueduro
acting by Wihio Dueduro, a director

in the presence of the following witness:
Witness signature: /s/ Theunis Bassage
Name: Theunis Bassage
Address: ######### ##### ##-## ##### ##### #######, #### ## ###
Occupation: Head of Corporate and Legal